SHAREHOLDERS’ AGREEMENT

Eneti Inc.

August 12, 2021

TABLE OF CONTENTS

i

THIS SHAREHOLDERS’ AGREEMENT, dated as of August 12, 2021 (as executed and as may be amended, modified, supplemented and restated from time to time, this “Agreement”), by and among Eneti Inc., a corporation organized under the laws of the Republic of the Marshall Islands (the “Company”), Scorpio Services Holding Limited, a corporation organized under the laws of the Republic of the Marshall Islands (“SSH”), and each of the holders of shares of the Company’s Common Stock listed on Schedule A hereto (such holders, collectively, the “Shareholders”).

WHEREAS, the Company and the Shareholders are parties to that certain Share Purchase Agreement, dated as of August 5, 2021 (the “Share Purchase Agreement”), pursuant to which, on the terms and conditions set forth therein, the Company has agreed to purchase, via a wholly-owned Subsidiary of the Company, from the Shareholders or their Affiliates, and the Shareholders have agreed to sell to the Company, via a wholly-owned Subsidiary of the Company, on the Completion Date, all of the issued and outstanding share capital of Atlantis Investorco Limited, a private limited company incorporated in England and Wales (the “Target”), for the Consideration which, in part, consists of the Consideration Shares to be issued by the Company; and

WHEREAS, the Company and the Shareholders desire to establish in this Agreement the terms and conditions concerning the rights of, and restrictions on, the Shareholders with respect to the ownership of Common Stock of the Company.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

Definitions

Section 1.01  Definitions.  Capitalized terms used and not otherwise defined in this Agreement that are defined in the Share Purchase Agreement shall have the meanings given to such terms in the Share Purchase Agreement. As used in this Agreement, the following terms shall have the following meanings:

“Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person; provided that, for purposes of this Agreement and in no way limiting the determination of any Person’s status as an affiliate within the meaning of Rule 144(a)(1) of the Securities Act, no Shareholder shall be deemed to be an Affiliate of the Company or any of its Subsidiaries and vice versa. For purposes of this definition, “control” of any Person means the power, direct or indirect, to direct or cause the direction of the management and polices of such Person whether by ownership of voting stock, by contract or otherwise.

“Agreement” has the meaning assigned to such term in the preamble to this Agreement.

“Articles of Incorporation” means the Amended and Restated Articles of Incorporation of the Company, as further amended or amended and restated from time to time.

“Board” means the board of directors of the Company, except where the context requires otherwise.

Any Person shall be deemed to “beneficially own”, to have “beneficial ownership” of, or to be “beneficially owning” any securities (which securities shall also be deemed “beneficially owned” by such Person) that such Person is deemed to “beneficially own” within the meaning of Rule 13d-3 under the Exchange Act as in effect on the date of this Agreement; provided, that, for purposes of this Agreement, a Person shall not be deemed to beneficially own any securities that such Person has the right to acquire, whether or not such right is exercisable immediately.

1

“Business Day” means any day other than a Saturday, Sunday or one on which banks are authorized or required to close in New York, New York in Tokyo, Japan or in London, United Kingdom.

“Bylaws” means the Amended and Restated Bylaws of the Company, as further amended or amended and restated from time to time.

“Common Stock” means common stock, par value $0.01 per share, of the Company.

“Company” has the meaning assigned to such term in the preamble to this Agreement.

“Completion Date” shall have the meaning set forth in the Share Purchase Agreement.

“Consideration” shall have the meaning set forth in the Share Purchase Agreement.

“Consideration Shares” shall have the meaning set forth in the Share Purchase Agreement.

“Covered Securities” has the meaning assigned to such term in Section 3.01(a).

“Director” means a member of the Board, except where the context requires otherwise.

“Director Nomination Right” has the meaning assigned to such term in Section 2.01(a).

“Director Nomination Right Period” means the period beginning on the Completion Date and ending on the seven-year anniversary of the Completion Date.

“Equity Security” means (a) any Common Stock or other Voting Stock, (b) any securities of the Company convertible into or exchangeable for Common Stock or other Voting Stock or (c) any options, rights or warrants (or any similar securities) issued by the Company to acquire Common Stock or other Voting Stock.

“Exchange Act” means the U.S. Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder, as amended.

“Foreign Corrupt Practices Act” means the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

“Foreign Private Issuer” shall have the meaning assigned to such term in Rule 405 of the Securities Act.

“INCJ” means INCJ, Ltd., a Japanese corporation.

“Independent Director” means a Director who (i) is not prohibited or disqualified from serving as a director of a public company pursuant to any applicable rule of the SEC or NYSE or pursuant to applicable Law, and (ii) is not, and at any time during the previous three years has not been, a director, officer or employee of the Company.

“Law” means any federal, state, local or foreign law (including the Foreign Corrupt Practices Act and the laws implemented by the Office of Foreign Assets Control, United States Department of Treasury), statute or ordinance, common law, or any rule, regulation, judgment, order, writ, injunction, decree, arbitration award, license or permit of any governmental entity.

“Lock-up Period” has the meaning assigned to such term in Section 4.01(a).

“Marubeni” means Marubeni Corporation, a Japanese corporation.

“MOL” means Mitsui O.S.K. Lines, Ltd., a Japanese corporation.

2

“Nomination Deadline” means, with respect to each annual meeting of shareholders during the Director Nomination Right Period for which a director nominee is eligible for appointment, election or re-election (taking into consideration the Company’s staggered board provisions contained in its Articles of Incorporation), the earlier of (i) sixty (60) days prior to the one-year anniversary of the immediately preceding annual meeting of shareholders of the Company or (ii) such date of which the Company provides thirty (30) days’ advance written notice, and with respect to any special meeting of shareholders during the Director Nomination Right Period for which a director nominee is eligible for appointment, election or re-election, such date of which the Company provides thirty (30) days’ advance written notice.

“Non-U.S. Person” means a natural person who is not a United States citizen or resident for purposes of the Company satisfying the definition of Foreign Private Issuer.

“NYSE” shall mean the New York Stock Exchange and its successors.

“Person” means any individual, firm, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, governmental entity or other entity of any kind or nature.

“Preemptive Notice” has the meaning assigned to such term in Section 3.01(c).

“Rule 144” means Rule 144 promulgated by the SEC pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933 and the rules and regulations promulgated thereunder, as amended.

“Shareholder Director” means a Director who has been appointed or elected to the Board by a Shareholder exercising its Director Nomination Right in accordance with the terms of Section 2.01.

“Shareholders” has the meaning assigned to such term in the preamble to this Agreement.

“Share Purchase Agreement” has the meaning assigned to such term in the recitals above.

“Subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person.

“Transfer” means, directly or indirectly, to offer, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer, assign, pledge, encumber, hypothecate or otherwise dispose of (by merger (including by conversion into securities or other consideration), by tendering into any tender or exchange offer, by testamentary disposition, by operation of law or otherwise), either voluntarily or involuntarily, or to enter into any contract (including any profit or loss sharing arrangement) with respect to the voting of or sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition.

“Voting Stock” means capital stock of the Company having the right to vote generally in any election of Directors.

3

ARTICLE II

Corporate Governance

Section 2.01  Board Representation.

(a)       Until the earlier of (i) the end of the Director Nomination Right Period, or (ii) until such time as Marubeni or INCJ, as applicable, ceases to beneficially own at least 2,500,000 shares of Common Stock of the Company, each of Marubeni and INCJ shall have the right to designate one (1) nominee for appointment or election to the Board, who shall be reasonably acceptable to the Nominating and Corporate Governance Committee of the Board acting in good faith and applying reasonable and customary criteria applicable to all non-officer/non-employee Directors generally and who (1) shall be a Non-U.S. Person to the extent determined necessary by the Board in order to preserve the Company’s status as a Foreign Private Issuer; (2) shall be determined in the reasonable judgement of the Nominating and Corporate Governance Committee to qualify as an Independent Director; (3) shall not be an officer or employee of the Company, either at the time of or following their appointment as Director; and (4) shall not be an officer or an employee or a board member of any Person engaged in a Restricted Business within the Restricted Territory (each as defined in the Share Purchase Agreement) (the “Director Nomination Right”); provided however, that at any time prior to the expiration of the Director Nomination Right Period, each of Marubeni and INCJ shall have the right to notify the Company, in writing, that, effective not earlier than the date of such written notice, MOL may exercise the Director Nomination Right set forth in this Section 2.01(a) in the place of, and not in addition to, either Marubeni or INCJ. For the avoidance of doubt, (i) the Director Nomination Right of a Shareholder shall terminate immediately upon the beneficial ownership of such Shareholder being less than 2,500,000 shares of Common Stock of the Company, and any sitting director of the Company nominated pursuant to such Shareholder’s Director Nomination Right shall resign from the Board upon the termination of the Director Nomination Right pursuant to which he or she was nominated; and (ii) paragraph (i) would apply also to MOL in the event that MOL would have the right to exercise the Director Nomination Right. In the event that the Nominating and Corporate Governance Committee determines in its good faith reasonable judgment that a nominee designated pursuant to the Director Nomination Right is not reasonably acceptable in accordance with the requirements of this Section 2.01(a), then the Nominating and Corporate Governance Committee shall provide the Shareholder that designated such nominee a written explanation of the basis for such decision. For the avoidance of doubt, if the Nominating and Corporate Governance Committee determines in its good faith reasonable judgment that a nominee designated pursuant to the Director Nomination Right is not reasonably acceptable in accordance with the requirements of this Section 2.01(a), then the Shareholder that designated such nominee shall be entitled to designate another nominee to serve on the Board.

(b)       The initial director nominations shall be made not later than the Completion Date, and, with respect to such initial nominations meeting the requirements set forth in this Section 2.01, the Company and the Board shall cause such nominee(s) to be promptly appointed to the Board to serve until the completion of such director’s term or earlier resignation (including resignation in accordance with the provisions of this Section 2.01(b) or removal, provided however, that if an initial director nomination is not made by the Completion Date, such Shareholder having the Director Nomination Right shall have the right to exercise its Director Nomination Right at the next succeeding Nomination Deadline in accordance with this Section 2.01(b). Following the initial director nomination, the Company shall not give or send to its shareholders any notice of any meeting of shareholders at which a Shareholder is eligible to exercise its Director Nomination Right prior to the Nomination Deadline with respect to such meeting and shall include in such notice any nominee designated for appointment, election or re-election to the Board of which a Shareholder exercising the Director Nomination Right notifies the Company in writing not later than the Nomination Deadline, together with all information concerning such nominee reasonably requested by the Company, and upon the designation of a nominee for appointment made by each Nomination Deadline during the Director Nomination Right Period meeting the requirements set forth in this Section 2.01, the Company and the Board shall cause such nominee to be nominated by or at the direction of the Board (or any duly authorized committee thereof) and to be recommended for election at the annual meeting of shareholders for such fiscal year (or such other meeting of the shareholders of the Company convened for the election of directors) and, to the extent necessary, the Company shall solicit the votes of other shareholders of Common Stock in favor of the election of the Shareholder nominees to ensure their election to the Board. If for any individual fiscal year during the Director Nomination Right Period the Director Nomination Right is not exercised by a Shareholder, such Shareholder shall not forfeit their Director Nomination Right and may exercise such right during any successive fiscal year during the Director Nomination Right Period. The Board shall, in its sole discretion (acting reasonably) and in accordance with the Articles of Incorporation and Bylaws, determine the classification assignment of any Director so appointed or elected. For the avoidance of doubt, the second, third, fourth and fifth paragraphs of Article III, Section 3 of the Bylaws do not apply to the Director Nomination Right, and the Director Nomination Right shall be deemed a nomination by the Board pursuant to clause (a) of the first paragraph of Article III, Section 3 of the Bylaws.

4

(c)       During the Director Nomination Right Period, upon the death, resignation, retirement, disqualification or removal from office (for any reason) of any Shareholder Director, the Shareholder nominating such Shareholder Director shall have the right to designate any replacement for such Shareholder Director, subject to, and in accordance with, the Director Nomination Right provided in Section 2.01(a). For the avoidance of doubt, any Director Nomination Right exercised pursuant to this Section 2.01(c) shall not be subject to the notice timing provisions of the preceding section, and promptly following receipt of written notice of any designated replacement for such Shareholder Director, the Board shall appoint such designee to serve on the Board in the class of Directors previously including such former Shareholder Director.

(d)       In the event that the Board (or a committee thereof) relies on Section 2.01(a) or Section 2.04 to exclude a nominee selected by a Shareholder pursuant to the Director Nomination Right from management’s slate of nominees (or otherwise takes adverse action with respect to any such Shareholder nominee, including failing to recommend the election of such Shareholder nominee), the Board (or such committee thereof) shall afford the applicable Shareholder a reasonable opportunity to select a replacement nominee for inclusion on management’s slate of nominees.

(e)       During the Director Nomination Right Period, the Company agrees that a Shareholder Director shall be entitled to the same rights, privileges and compensation applicable to all non-executive Directors generally or to which all such non-executive Directors are entitled, including any rights with respect to indemnification arrangements, directors and officers insurance coverage and other similar protections and expense reimbursement.

(f)       Until the expiration of the Director Nomination Right Period, each Shareholder shall not, and shall cause its Affiliates not to, nominate any person for appointment or election to the Board except in accordance with the provisions set forth herein.

(g)       The Board (or any committee thereof) shall have the right to nominate for election the remaining Directors that a Shareholder is not entitled to designate or nominate pursuant to Section 2.01(a).

(h)       The Company, in accordance with Article I of the Articles of Incorporation, shall as of the Completion Date, establish the number of directors constituting the entire Board at ten (10), and neither the Company nor the Board shall take any action to increase the size of the Board to greater than ten (10) Directors during the Director Nomination Right Period without the affirmative vote of each Director nominated by a Shareholder pursuant to Section 2.01(a) of this Agreement, provided that nothing contained herein shall prevent from the Company from decreasing the size of the Board to below ten (10) Directors; provided that such decrease does not affect the tenure, term or other rights to serve as a member of the Board of any person nominated by a Shareholder to serve on the Board in accordance with Agreement.

Section 2.02  Voting.

Until the expiration of the Director Nomination Right Period, in connection with any proposal submitted for the approval of the Company’s shareholders (including at any annual or special meeting or in connection with any other action, including the execution of written consents to the extent applicable) each of the Shareholders and SSH shall, and shall cause each of their respective Affiliates to (i) cause all of the shares of the Voting Stock held, directly or indirectly, by them to be present or represented by proxy at all Company shareholder meetings for purposes of establishing a quorum and (ii) vote all such shares of Voting Stock in accordance with the recommendations of the Board (or any committee thereof) with respect to (A) the appointment of any Director recommended by the Board or any committee thereof (whether or not any such Director is a Shareholder Director or Shareholder Director nominee); provided that the number of Directors related to SSH or its Affiliates (including any director, officer, employee or agent of SSH or any of its Affiliates, and any of their respective family members), shall not exceed two (2) Directors at any given time and (B) the shareholder approval of an amendment to the Articles of Incorporation to provide for an increase in the authorized share capital of the Company, which approval has been recommended by a majority of the Directors (excluding the Directors related to SSH or its Affiliates and the Directors related to any Shareholder or its Affiliates); provided that this obligation shall apply to each Shareholder only at such time as such Shareholder is entitled pursuant to Section 2.01 to nominate at least one (1) Director to the Board. Notwithstanding anything in this Agreement to the contrary, the obligations set forth in this Section 2.02 shall not apply to any Shareholder from and after the time that such Shareholder ceases to beneficially own at least 2,500,000 shares of Common Stock of the Company.

5

Section 2.03  Articles of Incorporation and Bylaws.

The Board shall take or cause to be taken all lawful action necessary to ensure at all times that the Articles of Incorporation and Bylaws are not at any time inconsistent in any material respect with the provisions of this Agreement.

Section 2.04  Fiduciary Duties.

(a)       Nothing in this Article II shall be deemed to require the Board or any committee or member thereof to take any action or refrain from taking any action, if the Board, such committee or member determines in good faith that taking such action or refraining from taking such action, as the case may be, would cause a violation of his or her fiduciary duties to other shareholders of the Company, including the Shareholders, under applicable Law.

(b)       The Board shall owe the same fiduciary duties to each Shareholder, to the extent such Shareholder is a holder of Common Stock, as it owes to the other holders of Common Stock.

Section 2.05  Change in Law.

In the event any Law comes into force or effect (including by amendment) which conflicts with the terms and conditions of this Agreement, the parties hereto shall negotiate in good faith to revise the Agreement to achieve the parties’ intention set forth herein.

ARTICLE III

Covered Securities

Section 3.01  Issuance of Additional Common Stock.

(a)       In the event the Company issues additional shares of Common Stock or securities convertible into shares of Common Stock at any time during the period commencing on the Completion Date and ending on the seven year anniversary of the Completion Date (such securities, the “Covered Securities”), the Company will offer to each Shareholder the right, but not the obligation, to purchase its pro-rata portion of the Covered Securities equal to the greater of (i) the percentage determined by dividing (x) the number of shares of Common Stock held by such Shareholder on a fully-diluted basis by (y) the number of shares of Common Stock of the Company outstanding on a fully diluted basis as of the Completion Date, and (ii) the percentage determined by dividing (x) the Consideration Shares held by such Shareholder on a fully-diluted basis as of the Completion Date, by (y) the number of shares of Common Stock of the Company outstanding on a fully diluted basis as of the Completion Date.  Each Shareholder will be entitled to purchase all or part of such Covered Securities at the same price and on the same terms as such Covered Securities are sold by the Company pursuant to this Section 3.01; provided, however, that in the event of the sale of Covered Securities by the Company in a public offering pursuant to registration statement under the Securities Act, the Shareholders will not be entitled to receive Covered Securities in the registered offering, but will be issued restricted securities within the meaning of Rule 144 under the Securities Act in a concurrent private placement unless otherwise permitted in accordance with applicable U.S. federal securities laws in the reasonable determination of the Company.

6

(b)       For purposes of this Article III, Covered Securities shall not include shares of Common Stock or securities convertible into shares of Common Stock that are issued or sold (i) pursuant to duly adopted equity incentive plan of the Company, (ii) as a dividend on the outstanding shares of Common Stock, (iii) in any transaction in respect of a security available to all holders of such security on a pro rata basis, (iv) as consideration for the acquisition of all or any substantial portion of the assets or all or any portion of the capital stock of any Person or that are otherwise issued in connection with any merger or other business combination; provided that any such transaction is approved by the Board, or (v) as consideration for the acquisition by the Company of any other asset for business; provided that any such acquisition is approved by the Board.

(c)       The Company will cause to be given to each of the Shareholders entitled to purchase Covered Securities pursuant to this Article III (an “Entitled Shareholder”), either through (1) a written notice or (2) through providing verbal notice to the Shareholder Directors, or to the Entitled Shareholders’ contact (as the case may be), with information contained in this paragraph.

As promptly as reasonably practicable after the Company evaluates a potential issuance or sale of Covered Securities, the Company shall provide a notice (the “Initial Notice”) of (i) the anticipated type of Covered Securities anticipated to be issued, (ii) the anticipated issuance date, and (iii) the anticipated size, in gross proceeds of United States Dollars, not including any upsize, downsize, or green shoe of such issuance; provided, however, that the delivery of an Initial Notice shall not create any obligation on the part of the Company to issue or sell any security.

As promptly as reasonably practicable after the Company determines to issue Covered Securities (such determination to be made no later than the first organizational call with underwriters and/or placement agents and/or bookrunners (the “Org. Call”)), and, in any event, every seven (7) days after an Org. Call, the Company will cause to be given to each Entitled Shareholder a notice (the “Approximate Notice”) stating the information under (i), (ii) and (iii) above and which may be different than the information stated in the Initial Notice. Under no circumstances shall the Approximate Notice be given less than seven (7) days prior to the issuance of Covered Securities.

As promptly as reasonably practicable after the Company determines to launch an offering of Covered Securities (such determination being not later than the “Go/No Go Call” with underwriters and/or placement agents and/or bookrunners), the Company will cause to give to each of the Entitled Shareholders a notice (the “Definite Notice”) with the information under (i), (ii) and (iii) above and which may be different than the information stated in the Initial Notice and/or the Approximate Notice. In addition, the Definite Notice will include (a) the order deadline, and (b) the contact details of the underwriter representative to whom such orders shall be submitted. For the purposes of this paragraph, the order deadline shall be 4:00 pm New York the same day as the Go/No Go Call.

(d)       Approval by a majority of the disinterested Directors will be required prior to the issuance or sale to (i) SSH or any of their respective Affiliates, or any of their respective directors, officers or employees (including any family members of the foregoing), or (ii) to any Shareholder or its Affiliates (other than an issuance or sale of Covered Securities to a Shareholder pursuant to Section 3.01(a), (b) and (c)) of any equity securities of the Company, or of securities convertible into or exercisable for equity securities of the Company, in any transaction or series of related transactions.

ARTICLE IV

Section 4.01  Transfer of Voting Stock; Limitation on Transfer of Common Stock; Legends

(a)       Each Shareholder hereby agrees not to Transfer any shares of Common Stock, beneficial ownership thereof or any other interest therein, prior to the expiration of the 180th day following the Completion Date (the “Lock-up Period”), except to one or both of the other Shareholders.

(b)       The Company may place appropriate legends and/or stop transfer order on the Shareholders’ shares of Common Stock setting forth restrictions appropriate for compliance with U.S. federal securities laws. The Shareholders agree with the Company that the shares of Common Stock held by the Shareholder shall be marked with a legend substantially in the form set forth below, as well as any additional legend or restricted notation imposed or required by applicable U.S. federal securities laws:

7

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION AND MAY NOT BE OFFERED, SOLD, PLEDGED, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT (1) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT (WHICH TRANSACTION SHALL BE ACCOMPANIED BY AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH TRANSACTION DOES NOT REQUIRE REGISTRATION UNDER THE SECURITIES ACT AND OTHER APPLICABLE LAWS) OR (2) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT RELATING TO SUCH SECURITIES UNDER THE SECURITIES ACT, IN EACH CASE IN ACCORDANCE WITH ALL APPLICABLE STATE SECURITIES LAWS AND THE SECURITIES LAWS OF OTHER JURISDICTIONS.

(c)       In addition, during the Lock-up Period, such legend or notation may also include the following language:

THESE SECURITIES ARE SUBJECT TO RESTRICTIONS SET FORTH IN THE SHAREHOLDER AGREEMENT DATED AUGUST 12, 2021 BY AND AMONG ENETI, INC., SCORPIO SERVICES HOLDING LIMITED AND THE SHAREHOLDERS LISTED ON SCHEDULE A THERETO.

(d)       The Company will promptly cause the transfer agent to remove the restrictive legend with respect to applicable shares of Common Stock held by a Shareholder, upon request, in order to permit the Shareholder to engage in sales, transfers and other dispositions that are not restricted hereunder or under U.S. federal securities laws.

ARTICLE V

Representations and Warranties

Section 5.01  Representations and Warranties of the Company.  The Company represents and warrants to each Shareholder as of the date hereof that:

(a)       The Company is a corporation duly organized, validly existing and in good standing under the Laws of the Republic of the Marshall Islands.

(b)       The Company has all requisite corporate authority and power to execute, deliver and perform its obligations under this Agreement. This Agreement and the performance by the Company of the obligations contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or the performance of its obligations hereunder. This Agreement has been duly executed and delivered by the Company and, assuming that this Agreement constitutes the legal, valid and binding obligation of the other parties hereto, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent that the enforceability thereof may be limited by (i) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar Laws from time to time in effect affecting generally the enforcement of creditors’ rights and remedies, and (ii) general principles of equity.

(c)       The execution and delivery of this Agreement by the Company and the performance by the Company of its obligations hereunder (i) do not result in any violation of the Articles of Incorporation or Bylaws of the Company, and (ii) do not conflict with, or result in a breach of any of the terms or provisions of, or result in the creation or acceleration of any obligations under, or constitute a default under any agreement or instrument to which the Company is a party or by which it is bound or to which its properties may be subject, and (iii) do not violate any existing applicable Law, rule, regulation, judgment, order or decree of any governmental authority having jurisdiction over the Company or any of its properties.

8

Section 5.02  Representations and Warranties of SSH.  SSH represents and warrants to the Shareholders as of the date hereof that:

(a)       This Agreement has been duly executed and delivered by SSH and, assuming that this Agreement constitutes the legal, valid and binding obligation of the other parties hereto, constitutes the legal, valid and binding obligation of SSH, enforceable against SSH in accordance with its terms, except to the extent that the enforceability thereof may be limited by (i) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar Laws from time to time in effect affecting generally the enforcement of creditors’ rights and remedies, and (ii) general principles of equity.

(b)       The execution and delivery of this Agreement by SSH and the performance by SSH of its obligations hereunder (i) do not result in any violation of the organizational documents of SSH, and (ii) do not conflict with, or result in a breach of any of the terms or provisions of, or result in the creation or acceleration of any obligations under, or constitute a default under any agreement or instrument to which SSH is a party or by which it is bound or to which its properties may be subject, and (iii) do not violate any existing applicable Law, rule, regulation, judgment, order or decree of any governmental authority having jurisdiction over SSH or any of its properties.

SECTION 5.03  Representations and Warranties of the Shareholders.  Each of the Shareholders (severally and not jointly) represents and warrants to the Company as of the date hereof that:

(a)       This Agreement has been duly executed and delivered by such Shareholder and, assuming that this Agreement constitutes the legal, valid and binding obligation of the other parties hereto, constitutes the legal, valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms, except to the extent that the enforceability thereof may be limited by (i) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar Laws from time to time in effect affecting generally the enforcement of creditors’ rights and remedies, and (ii) general principles of equity.

(b)       The execution and delivery of this Agreement by such Shareholder and the performance by such Shareholder of its obligations hereunder (i) do not result in any violation of the organizational documents of such Shareholder, and (ii) do not conflict with, or result in a breach of any of the terms or provisions of, or result in the creation or acceleration of any obligations under, or constitute a default under any agreement or instrument to which such Shareholder is a party or by which it is bound or to which its properties may be subject, and (iii) do not violate any existing applicable Law, rule, regulation, judgment, order or decree of any governmental authority having jurisdiction over such Shareholder or any of its properties.

(c)       Each Shareholder acknowledges that it has been advised with respect to and is aware of its obligations under applicable U.S. federal securities laws.

ARTICLE VI

Miscellaneous

Section 6.01  Notices.

(a)       All notices and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of delivery, if delivered personally or by electronic mail or facsimile, upon confirmation of receipt; (b) on the first Business Day following the date of dispatch if delivered express mail by a recognized overnight courier service; or (c) on the third Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid, to the parties to this Agreement at the following address or to such other address either party to this Agreement shall specify by notice given in accordance with this Section 6.01.

9

(i)  if to the Company, to

Eneti, Inc.

9, Boulevard Charles III Monaco 98000

Attention: Legal Department

legal@scorpiogroup.net

with a copy to:

Seward & Kissel LLP
One Battery Park Plaza
New York, NY 10004
Fax: 212-480-8421
Phone: 212-574-1200

Attention: Edward S. Horton

horton@sewkis.com

(ii)  if to SSH:

9, Boulevard Charles III Monaco 98000

Attention: Legal Department

legal@scorpiogroup.net

with a copy to:

Seward & Kissel LLP
One Battery Park Plaza
New York, NY 10004
Fax: 212-480-8421
Phone: 212-574-1200

Attention: Edward S. Horton

horton@sewkis.com

(iii)  if to a Shareholders, to its addresses as set forth on Schedule A hereto with a copy to:

Shearman & Sterling LLP
599 Lexington Avenue
New York, NY 10022
Phone: 212-848-4536

Attention: George Karafotias

gkarafotias@shearman.com

SECTION 6.02  Amendments; Waivers.

(a)       No provision of this Agreement may be amended or waived unless such amendment or waiver is in writing and signed, in the case of an amendment, by each of the Company, SSH and the Shareholders, or in the case of a waiver, by the party against whom the waiver is to be effective.

The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights nor shall any single or partial exercise by any party to this Agreement of any of its rights under this Agreement preclude any other or further exercise of such rights or any other rights under this Agreement. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law or otherwise.

10

Section 6.03  Termination.

(a)       Termination.  Other than the termination provisions applicable to particular Sections of this Agreement that are specifically provided elsewhere in this Agreement, this Agreement shall terminate: (1) at such time that no Shareholder beneficially owns 2,500,000 shares of Common Stock of the Company; (2) with respect to a specific Shareholder, upon the date that such Shareholder ceases to beneficially own more than 2,500,000 shares ; provided, however, that in respect of (1) and (2) above, to the extent MOL is entitled to exercise the Director Nomination Right, then MOL shall continue to have such Director Nomination Right for so long as MOL or the Shareholder for whom MOL is entitled to exercise the Director Nomination Right, owns, directly or indirectly, not less than 2,500,000 shares of Common Stock of the Company, and (3) upon the mutual written agreement of the Company and each Shareholder against whom the termination of this Agreement is to be effective, if less than all Shareholders agree to such termination.

(b)       Survival.  In the event that this Agreement shall terminate, all provisions of this Agreement shall terminate and shall be void, except (i) Article III shall survive any such termination with respect to a specific Shareholder until such Shareholder no longer holds any shares of Common Stock of the Company and (ii) Article I and this Article V shall survive any such termination indefinitely.

Section 6.04  Further Assurances.

Each party hereto shall do and perform or cause to be done and performed all further acts and shall execute and deliver all other agreements, certificates, instruments and documents as any other party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

Section 6.05  Assignment.

Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise, by any of the parties without the prior written consent of the other parties hereto. Any purported assignment without such prior written consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 6.06  No Third Party Beneficiary.

Nothing in this Agreement shall confer any rights, remedies or claims upon any person or entity not a party or permitted assignee of a party to this Agreement.

Section 6.07  Governing Law; Venue.

This Agreement and any claim, counterclaim or dispute of any kind or nature whatsoever arising out of or in any way relating to this Agreement, directly or indirectly, shall be governed by and construed in accordance with the laws of the State of New York (without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction)). Each party hereto irrevocably submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York located in the borough of Manhattan in the City of New York, or if such court does not have jurisdiction, the Supreme Court of the State of New York, New York County (and the appropriate appellate courts therefrom), for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby.

11

Section 6.08  Waiver of Jury Trial.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 6.09  Specific Performance.

Each party to this Agreement acknowledges that a remedy at Law for any breach or attempted breach of this Agreement will be inadequate, agrees that each other party to this Agreement shall be entitled to specific performance and injunctive and other equitable relief in case of any such breach or attempted breach and further agrees to waive (to the extent legally permissible) any legal conditions required to be met for the obtaining of any such injunctive or other equitable relief (including posting any bond in order to obtain equitable relief).

Section 6.10  Effectiveness.

This Agreement shall become effective upon the Completion Date.

Section 6.11  Entire Agreement.

This Agreement constitutes the entire agreement of the parties to this Agreement with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, between the parties to this Agreement with respect to the subject matter hereof.

Section 6.12  Relationship of the Parties.

No provision of this Agreement creates a partnership, joint venture or any other relationship between any of the parties or makes a party the agent of any other party for any purpose. A party has no authority to bind, to contract in the name of, or to create a liability for, another party in any way or for any purpose.

Section 6.13  Severability.

If one or more provisions of this Agreement are held to be unenforceable under applicable Law, such provision shall be deemed to be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provision were so excluded and shall be enforced in accordance with its terms to the maximum extent permitted by Law, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 6.14  Counterparts.

This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other parties, with the same effect as if the signatures were upon the same instrument.

12

Section 6.15  Certain Adjustments.

The provisions of this Agreement shall apply, to the full extent set forth herein with respect to the shares of Common Stock, to any and all securities of the Company (or a successor to or assign of the Company (whether by merger, consolidation, or otherwise) that may be issued in respect of, in exchange for, or in substitution of the shares of Common Stock and shall be appropriately and equitably adjusted for, any stock splits, reverse stock splits, combinations, reclassifications, reorganizations, recapitalizations, mergers, consolidations and the like occurring after the date hereof. If such transactions occur, the parties hereto agree to amend this Agreement to the extent necessary so as to preserve the rights granted to the parties hereunder.

13

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

ENETI INC.

By:	/s/ Emanuele Lauro
	Name:	Emanuele Lauro
	Title:	Chief Executive Officer

MARUBENI CORPORATION

By:	/s/ Hiroshi Tachigami
	Name:	HIROSHI TACHIGAMI
	Title:	General Manager, Power Business Dept.-III

INCJ, LTD.

By:	/s/ Peter Niklai
	Name:	PETER NIKLAI
	Title:	MANAGING DIRECTOR

MITSUI O.S.K. LINES, LTD.

By:	/s/ Takeshi Hashimoto
	Name:	Takeshi Hashimoto
	Title:	Representative Director, President

SCORPIO SERVICES HOLDING LIMITED

By:	/s/ Eleni Elpis Nassopoulou
	Name:	Eleni Elpis Nassopoulou
	Title:	General Counsel

(Signature Page to the Shareholders’ Agreement)

SCHEDULE A

Shareholders

Name	Address for Notice
MARUBENI CORPORATION	4-2, Ohtemachi 1-chome, Chiyoda-ku, Tokyo, Japan, 100-8088 Attn: Hiroshi Tachigami Tachigami-h@marubeni.com
INCJ, LTD.	Tokyo Toranomon Global Square, 1-3-1, Toranomon, Minato-ku, Tokyo 105-0001, Japan Attn: Peter Niklai p-niklai984@incj.co.jp
MITSUI O.S.K. LINES, LTD.	1-1 Toranomon 2-chome, Minato-ku, Tokyo 105-8688, Japan Attn: Masayuki Sugiyama zzusr-WINPA@molgroup.com